Exhibit 99.1

AIMCO ANNOUNCES CLOSING OF $600 MILLION CREDIT FACILITY
DENVER, COLORADO, December 22, 2016
Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the closing of a $600 million revolving credit facility maturing in January 2022. Borrowings made under the new credit facility will bear interest, at LIBOR plus 1.20%, a 68 basis point reduction from the spread on the existing credit facility.
The new facility also provides for an uncommitted incremental facility that permits Aimco, subject to customary conditions, to increase the capacity of the new facility by up to $200 million in the aggregate.
KeyBanc Capital Markets, a division of KeyCorp, Wells Fargo Securities and PNC Capital Markets LLC are Joint Lead Arrangers and Joint Book Managers with respect to the new facility and nine other large institutional banks participate in the new facility.
“We were very pleased with the high level of interest in the new credit facility,” said Paul Beldin, Executive Vice President and Chief Financial Officer. “The new facility provides Aimco with more favorable pricing and an extended maturity date. Aimco uses its revolving credit facility to meet short term working capital requirements and to secure corporate letters of credit.”
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 193 communities in 22 states, and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Aimco
Lynn Stanfield, 303-793-4661
Senior Vice President - Finance
or
Investor Relations
Investor@aimco.com